Exhibit 99.2

Adjusted earnings before interest, income taxes, depreciation and amortization

Earnings before interest, income taxes, depreciation and amortization

Earnings before interest, income taxes, depreciation and amortization (“EBITDA”) represent the sum of income before interest, income taxes, depreciation and amortization. We understand that certain industry analysts and investors generally consider EBITDA to be one measure of the liquidity of a company, and it is presented to assist analysts and investors in analyzing the ability of a company to generate cash, service debt and meet capital requirements. We believe increased EBITDA, and more particularly in the case of the Company, Adjusted EBITDA, is an indicator of improved ability to service existing debt and to satisfy capital requirements. Neither EBITDA nor Adjusted EBITDA, is a measure of financial performance under accounting principles generally accepted in the United States of America and should not be considered an alternative to net income as a measure of operating performance or to cash liquidity. Because EBITDA is not a measure determined in accordance with accounting principles generally accepted in the United States of America and is thus susceptible to varying calculations, EBITDA, as presented, may not be comparable to other similarly titled measures of other corporations. Similarly, other presentations of adjusted EBITDA may not adjusted for similar items or compute corporate overhead in the same manner. Net cash provided by operations for the quarters ended December 31, 2007 and 2006, respectively, is shown below. SHL and HealthMont Facilities Adjusted EBITDA is the EBITDA for those facilities without any allocation of corporate overhead.

	Three Months ended December 31,
	2007	2006
SHL Facilities Adjusted EBITDA	$1,904	$1,851
HealthMont Facilities Adjusted EBITDA	1,010	51

Facilities Adjusted EBITDA	2,914	1,902
Corporate overhead costs	(1,147)	(1,174)
Taxes and interest expense	(438)	(87)
Other non-cash expenses and net changes in operating assets and liabilities	143	1,447

Net cash provided by operations	$1,472	$2,088